EXHIBIT 1 - JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 16th day of August, 2021, by and among Blue Whale Sponsor I LLC, Kevin Kokko and MIC Capital Partners (Public) Parallel Cayman, LP.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Forms 3, 4, or 5 or Schedules 13D or 13G, and any and all amendments thereto and any other documents relating thereto (collectively, the “Filings”) as required to be filed pursuant to the Securities Exchange Act of 1934, as amended. The parties to this Agreement further agree and covenant that each will fully cooperate with such other parties in the preparation, timely filing, and delivery of all such Filings.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.

Dated: August 16, 2021

Blue Whale Sponsor I LLC

By: /s/ Kevin Kokko

Name: Kevin Kokko

Title: Manager

Kevin Kokko

By: /s/ Kevin Kokko

Name: Kevin Kokko

MIC Capital Partners (Public) Parallel Cayman, LP

By: /s/ Rodney Cannon

Name: Rodney Cannon

Title: Manager